Exhibit 10

AMENDMENT NO. 3

TO

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT

THIS AMENDMENT NO. 3 (this “Amendment”) to the Third Amended and Restated Limited Liability Company Agreement of DiscoverReady LLC, dated as of November 2, 2009, as amended by Amendment No. 1 to the Third Amended and Restated Limited Liability Company Agreement, dated April 30, 2010, and Amendment No. 2 to Third Amended and Restated Limited Liability Company Agreement dated as of May 11, 2011 (collectively, the “Agreement”), by and among (i) DiscoverReady LLC, a Delaware limited liability company (the “Company”), (ii) The Dolan Company, a Delaware corporation (formerly Dolan Media Company) (“Dolan”), (iii) DR Holdco LLC, a Delaware limited liability company (the “Minority Member”), and (iv) for certain limited purposes set forth therein, the members of the Minority Member, is made and entered into to be effective for all purposes as of October 30, 2013, among each of the company, Dolan and the Minority Member.

RECITAL

Dolan and the Company have agreed to postpone any right to purchase or sell Common Units of the Company owned by the Minority Member. Dolan, the Company and the Minority Member have each determined that it is in their respective best interests to do so on the terms set forth below. Accordingly, the Company, Dolan and the Minority Member now desire to further amend the Agreement as set forth below.

In consideration of the mutual promises, covenants and agreements contained herein, the sufficiency of which is hereby agreed to and acknowledged, the parties hereto agree to amend the Agreement as follows:

AGREEMENTS

1.	Amendments.

1.1 New Definition. The following definition is hereby added to Article I of the Agreement in its applicable alphabetical order:

“Exercise Notice Period” shall mean each of the periods: (i) commencing on April 15, 2014 and ending on July 15, 2014, (ii) commencing on April 15, 2015 and ending on July 15, 2015, (iii) commencing on April 15, 2016 and ending on July 15, 2016, (iv) commencing on April 15, 2017 and ending on July 15, 2017 and (v) commencing on April 15, 2018 and ending on July 15, 2018.

1.2 Revised Definition. The definition of “Remaining Undiscounted Common Units” set forth in Article I of the Agreement is hereby deleted and replaced with the following:

“Remaining Undiscounted Common Units” means an amount equal to 99,089, constituting all of the Common Units held by the Minority Member as of the date hereof, or such lesser amount as shall remain outstanding during any Exercise Notice Period.

1.3 Section 7.7(c). Section 7.7(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

Notwithstanding anything to the contrary in Section 7.5, during each Exercise Notice Period, the Minority Member will have the right to require the Company to purchase all of the Remaining Undiscounted Common Units (or such lesser amount as may be agreed upon by the Minority Member and the Company) held by the Minority Member for an aggregate purchase price equal to the Undiscounted Put Purchase Price by delivering written notice of the exercise of such rights to the Manager (the “Second Undiscounted Put Notice,” and together with the First Undiscounted Put Notice, each an “Undiscounted Put Notice”). The date on which the Manager receives the applicable Second Undiscounted Put Notice hereinafter is referred to as the “Second Undiscounted Put Delivery Date”. The Company and the Minority Member each acknowledge and agree that, for purposes of calculating the Undiscounted Put Purchase Price applicable to the Second Undiscounted Put Closing (as defined below), the specified date with respect to the Undiscounted Put Equity Value Per Common Unit shall be the last day of the calendar month ending prior to the applicable Second Undiscounted Put Closing Date (as defined below).

1.4 Section 7.8(a). The first sentence of Section 7.8(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

Notwithstanding anything to the contrary in Section 7.5, at any time during each Exercise Notice Period, Dolan will have the continuing right to purchase all or any portion of the Minority Member’s Common Units (any such Member, a “Selling Minority Member”) for an aggregate purchase price equal to the Call Purchase Price by delivering written notice of the exercise of such right to such Selling Minority Member (the “Call Notice”); provided, however, that Dolan shall not have the right to purchase the Minority Member’s Common Units unless and until it has the authority, all necessary consents and the financial ability to pay the Call Purchase Price in immediately available funds.

1.5 Section 7.8(b). Section 7.8(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b) The Selling Minority Members shall be obligated to sell all of such Selling Minority Member’s Common Units to Dolan in the Call Notice pursuant to Section 7.8(a) hereof (the “Call Securities”), at a closing (the “Call Closing”) on such date as mutually agreed to by Dolan and such Selling Minority Member, which date shall not be later than the earlier of (i) sixty (60) days after the Call Delivery date or (ii) ten (10) days after the final determination of the Call Purchase Price pursuant to Section 7.8(c) (such date of closing, the “Call Closing Date”). At the Call Closing, (i) a Selling Minority Member shall (A) endorse and deliver to Dolan any certificates (but only if certificate representing Common Units have been issued) representing the Call Securities held by such Selling Minority Member to be purchased by Dolan, (B) execute and deliver any other instruments requested by Dolan to evidence the purchase of the Call Securities by Dolan, and (C) execute and deliver to Dolan a Transfer Agreement, (ii) (A) Dolan shall pay to the Selling Minority Member all of the Call Purchase Price by wire transfer of immediately available funds, and (B) Dolan shall execute and deliver to such Selling Minority Member a Transfer Agreement.

1.6 Section 7.8(d). Section 7.8(d) of the Agreement is hereby amended by adding the following to the end of the final sentence of such section:

“, including without limitation the provisions of Sections 7.8(a) and 7.8(b) which require Dolan to pay the Call Purchase Price in immediately available funds.”

2.	Reference to and Effect on the Agreement.

2.1 Each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Agreement as amended by this Amendment.

2.2 Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

3.	Miscellaneous.

3.1 This Amendment may be executed in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Amendment will become effective after a counterpart to this Amendment has been executed and delivered by the Company, Dolan and the Minority Member. This Amendment, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), shall be treated in all manners and respects and for all purposes as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

3.2 Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

3.3 The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

3.4 If and to the extent there are any inconsistencies between the Agreement and this Amendment, the terms of this Amendment shall control.

3.5 This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws doctrines.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 as of the date first written above.

COMPANY:

DISCOVERREADY LLC

By:	/s/ Scott J. Pollei
Name: Scott J. Pollei
Title: Vice President

MEMBERS:

THE DOLAN COMPANY

By:	/s/ Scott J. Pollei
Name: Scott J. Pollei
Title: Executive Vice President and COO

DR HOLDCO LLC:

By:	/s/ James K. Wagner, Jr.
Name: James K. Wagner, Jr.
Title: CEO and Manager

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